Exhibit 10.2

STATE OF NORTH CAROLINA

COUNTY OF DURHAM	FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the “Fourth Amendment”) is made and entered into as of the 4th day of August, 2004, by and between ROYAL CENTER IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to Imperial Center Limited Partnership, a North Carolina limited partnership (“ICLP”)] and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A. ICLP and Tenant have entered into a Lease dated as of May 17, 1995 (as amended, the “Existing Lease”) for certain premises consisting of approximately 6,495 rentable square feet of space (the “Original Premises”) in that certain building known as Royal Center I (the “Building”) located at 4222 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B. ICLP and Tenant entered into a Rider and Amendment to Lease dated August 2, 1995 setting forth the term and rent commencement dates in addition to other modifications;

C. ICLP and Tenant entered into an Amendment to Lease dated August 30, 1995 expanding the Original Premises to include additional space in the Building containing 3,280 rentable square feet (the “Kelly Green ‘Scapes Space”)(the Original Premises when combined with the Kelly Green ‘Scapes Space being hereinafter referred to as the “Expanded Premises”) such that the Expanded Premises contained a total of 9,775 rentable square feet;

D. ICLP transferred all of its interest in the Building, and the Existing Lease, to Petula Associates, Ltd. (“Petula”) and The SBJ Growth, L.P. (“SBJ”) on March 31, 1999;

E. SBJ transferred all of its interest in the Building, and the Existing Lease, to Principal Life Insurance Company (“PLIC”) on June 1, 1999;

F. Petula and PLIC, collectively, transferred all of its interest in the Building, and the Existing Lease, to Landlord on September 1, 2000 pursuant to those certain Deeds recorded in Deed Book 2902, Page 739 and Deed Book 2902, Page 745 of the Durham County Public Registry; and

G. Landlord and Tenant entered into a Third Amendment to Lease dated June 28, 2002 (the “Third Amendment”) extending the Term of the Existing Lease and changing other terms and conditions of the Existing Lease;

H. Landlord (as successor-in-interest to ICLP) and Tenant desire to further amend the terms of the Existing Lease: (i) to increase the size of the Expanded Premises to include approximately 19,173 rentable square feet of additional space known as Suite 560 as more particularly shown on Exhibit A-1 attached hereto (the “560 Space”), and (ii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Fourth Amendment is referred to as the “Lease.” All capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1. Recitals. The recitals shall form a part of this Fourth Amendment.

2. Premises. Effective as of October 1, 2004 (the “560 Space Commencement Date”), the Expanded Premises shall be further expanded to include the 560 Space and shall be redefined to be 28,948 rentable square feet (the “Revised Premises”) as more particularly described on the floor plan attached hereto as Exhibit “A-1”. Accordingly, as of the 560 Space Commencement Date, wherever reference is made in the Lease to the Premises, it shall be deemed to mean the Revised Premises, and Exhibit A to the Lease shall be replaced with Exhibit A-1 attached hereto in order to evidence the location of the Revised Premises. The 560 Space shall be delivered to Tenant in its “as is” condition and such space shall include the existing cabinetry, benches and related case work, three (3) chemical hoods and two (2) walk-in freezers remaining in the Premises; provided, however, prior to Landlord’s delivery of same to Tenant in accordance with the terms herein, Landlord shall, at its sole cost and expense, complete certain refurbishment work within the 560 Space as more particularly described on Exhibit A-3 attached hereto and incorporated herein by reference. Notwithstanding the foregoing, Landlord shall deliver the 560 Space to Tenant on or before September 1, 2004, in “broom clean” condition with all plumbing, mechanical and electrical systems in good working order and in material compliance with all applicable laws in effect as of the date hereof.

3. Term. The Term of the Lease for the Revised Premises shall remain as set forth in the Third Amendment and shall expire on November 30, 2006.

4. Tenant Improvements. Landlord shall provide Tenant with an improvement allowance in the amount of up to Sixty- Seven Thousand One Hundred Five and 50/100 Dollars ($67,105.50) (the “Allowance”) [which represents $3.50 per rentable square foot of the 560 Space] for the design and construction of Tenant’s permanent leasehold improvements within the 560 Space in accordance with plans and specifications (the “Expansion Plans”) to be agreed upon by Landlord and Tenant, including the cost of architectural services, design fees, engineering documents and building permits. Tenant shall deliver the Expansion Plans to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, and Landlord agrees to provide Tenant with notice of any objections to the Expansion Plans within twenty (20) days after Landlord’s receipt of same. Once the Expansion Plans have been approved by Landlord, Tenant shall be responsible for the installation of the improvements in the 560 Space in accordance with the Expansion Plans. The general contractor retained by Tenant to install said improvements shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

In no event shall the Allowance be used for any costs associated with Tenant’s personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the 560 Space, including without limitation, telephone and data cable lines. If the cost of completing Tenant’s leasehold improvements exceeds the Allowance, Tenant shall be exclusively responsible for the payment of such amount and shall indemnify and hold Landlord harmless from and against any and all damages, liabilities, costs or penalties associated with Tenant’s failure to pay same in a timely manner. The Allowance shall be administered and disbursed in a manner consistent with the terms and conditions of the Existing Lease governing the disbursement of the original Tenant Improvement Allowance. Except as otherwise provided herein, Tenant shall continue to occupy the Expanded Premises in its “as-is, where-is” condition throughout the balance of the Lease Term without any further improvements thereto by Landlord; provided, however, prior to the 560 Space Commencement Date, Landlord shall cut and cap any piping remaining in the 560 Space after the removal of the previously installed water purification system from the 560 Space.

5. Rental. Tenant shall continue to pay Minimum Rental applicable to the Expanded Premises pursuant to the terms and conditions of the Existing Lease throughout the balance of the Lease Term. Provided no Tenant default has occurred and is continuing under the Lease, beginning on the 560 Space Commencement Date and continuing for a period of 30 days thereafter, Tenant shall have no obligation for the payment of Minimum Rental with respect to the 560 Space only. Commencing November 1, 2004 and continuing throughout the remainder of the Lease Term, in addition to the Minimum Rental to be paid by Tenant for the Expanded Premises, Tenant shall pay Minimum Rental for the 560 Space as follows:

Period	Minimum Rental per rentable square foot:	Annual Minimum Rental:	Monthly Minimum Rental:
10/1/04 to 10/31/04	$0.00	$0.00	$0.00
11/1/04 to 11/30/05	$10.80	$17,255.70	$207,068.40
12/1/05 to 11/30/06	$11.12	$17,766.98	$213,203.76

Tenant shall continue to pay its proportionate share of operating expenses (such share to be revised as of the 560 Space Commencement Date to reflect the Revised Premises) as set forth in Section 4 of the Existing Lease throughout the Lease Term, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease.

6. Option to Extend.

A. Notice and Exercise. Provided no Event of Default is continuing under this Lease and Tenant has not assigned this Lease nor sublet all or any portion of the Revised Premises, Tenant is hereby granted the option to extend the Term for the Revised Premises once for an additional period of three (3) years (the “Extension Term”) commencing as of December 1, 2006 on the same terms and conditions as contained in the other provisions of this Lease other than any upfitting allowance (Tenant accepting the Revised Premises in its “as, is” condition), additional renewal options and as otherwise provided in this Section. This option shall be exercised only by delivery of written notice (the “Renewal Notice”) to Landlord no later than March 1, 2006. The Minimum Rental for the Revised Premises during the Extension Term shall be the then fair market rental (“Market Rate”) applicable to the Revised Premises. Tenant shall continue to pay its Proportionate Share of Tenant Expenses for the Revised Premises throughout the Extension Term.

B. Determination of Market Rate. For purposes of this Section 6, the term “Market Rate” shall mean the annual amount per rentable square foot that comparable landlords of comparable buildings have accepted in then-current transactions between non-affiliated parties from new, non-expansion, non-renewal (unless the lease involved a procedure invoked by landlord and tenant for a 100% determination of “fair market rental”) and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the age and condition of the space, the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Market Rate. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to Market Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so accept in writing such rental within Tenant’s Review Period shall conclusively be deemed its disapproval of the Market Rate determined by Landlord.

(i) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether

Landlord’s or Tenant’s submitted Market Rate for the Premises is the closer to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section 2. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Market Rate (“MR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate, and shall notify Landlord and Tenant of such determination. Alternatively, the arbitrator may elect to engage another real estate broker (who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building) to determine the Market Rate and the arbitrator may elect to use such broker’s submitted Market Rate and thereafter notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of arbitration shall be paid by Landlord and Tenants equally.

Immediately after the base rent for the Extension Term is determined pursuant to this Section, Landlord and Tenant shall execute an amendment to the Lease stating the new base rent in effect.

7. Right of First Offer. Provided (i) no Tenant default has occurred and is continuing hereunder, and (ii) Tenant has not assigned the Lease nor sublet all or any portion of the Revised Premises, Tenant shall have a continuing right of first offer to lease the space immediately adjacent to the Revised Premises in the Building as more particularly described on Exhibit A-2 attached hereto and incorporated herein by reference (the “Expansion Space”) at such time as said Expansion Space becomes available for lease during the initial Lease Term; provided, however, Tenant shall have no right to lease any portion of the Expansion Space which is re-leased to existing tenants occupying such space. At such time as the Expansion Space initially becomes available for lease and prior to marketing the Expansion Space for lease, Landlord shall notify Tenant in writing of Landlord’s intention to market the Expansion Space and the rental rate and terms and conditions of lease which Landlord intends to propose for the Expansion Space (collectively, the “Offer Terms”).

Tenant shall have five (5) days after its receipt of such written notice from Landlord (the “Letter of Intent Negotiation Period”) to negotiate, in good faith, the terms and conditions of Tenant’s proposed lease of the Expansion Space based on Landlord’s proposed Offer Terms. Landlord shall not, during the Letter of Intent Negotiation Period, lease, offer to lease or agree to lease the Expansion Space to any other party unless Tenant advises Landlord that Tenant is not interested in leasing the Expansion Space. In the event that Tenant and Landlord do not mutually agree upon the terms and conditions of Tenant’s proposed Lease of the Expansion Space during the Letter of Intent Negotiation Period, then, after such period, Landlord may market the Expansion Space upon such terms and conditions as are reasonably acceptable to Landlord and Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease, whereupon Tenant shall again have the option to exercise this right of first offer.

In the event Tenant and Landlord agree to the Offer Terms within the Letter of Intent Negotiation Period as hereinabove described, then Tenant and Landlord will negotiate in good faith and with due diligence an agreement for the lease of the Expansion Space. Landlord shall not, during the twenty (20) day period immediately following Tenant’s agreement to the Offer Terms (the “Lease Negotiation Period”), lease, offer to lease or agree to lease the Expansion Space to any other party. In the event that Landlord and Tenant are unable in good faith to agree to the terms of such lease within the Lease Negotiation Period, then thereafter Landlord may market the Expansion Space upon such terms and conditions as are reasonably acceptable to Landlord whereupon Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease, whereupon Tenant shall again have the option to exercise this right of first offer.

8. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Advantis GVA (collectively, the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties, Inc. harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Fourth Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Fourth Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker pursuant to a separate written agreement with Broker.

9. Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Fourth Amendment as of the day and year first above written.

LANDLORD:

ROYAL CENTER IC, LLC, a Delaware limited liability company

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

	By:	/s/ Mark F. Scholz
	Name:	Mark F. Scholz
	Title:	Investment Director, Asset Management

	Date:	August 4, 2004

By:
Name:
Its:

Date:

TENANT:

INSPIRE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Mary Bennett / /s/ Christy L. Shaffer
Name:	Mary Bennett/ Christy L. Shaffer
Its:	/s/ MB/ /s/ CLS

Date:	July 16, 2004

EXHIBIT A-1

560 Space and Revised Premises

EXHIBIT A-2

Expansion Space

EXHIBIT A-3

Refurbishment Items

a.	Cut off and cap copper pipes inside walls & ceiling

b.	Patch holes in sheet rock/repair walls

c.	Remove signage from windows

d.	Repair dripping faucet in men’s room

e.	Replace four rusted diffusers

f.	Replace stained and bowed ceiling tiles throughout

g.	Re-tile areas of missing and damaged VCT

h.	Restore areas adversely affected by mold in accordance with the chart below:

Item	Description	Quantity
Fungal Remediation	Karo Bio Building Freezers (2) Internal and external surface cleaning for the removal of fungal growth (fungal contaminated building material within freezer plenum will be removed, Sporicidin disinfectant applied/fogged on all affected surfaces)	2

ADI	Freezer (2) Externally insulate freezers; additional insulation to control temperature differentials which are causing condensation and fungal growth within the plemum. Insulation will be fiberglass (dnotwrap) with a foil face, bottom of freezers can not be accessed for insulation)

Fungal remediation	Backside of supply registers. Fungal removal from the plenum side/back side of supply registers	75

Resurfacing	Backside of supply registers. Apply fungicidal coating Fosters 40-20 to surfaces as needed.	75

ADI	Backside of supply registers; insulated	75

ADC	All air distribution systems: clean sanitize and resurface duct liner as needed. Air ducts cleaned (supply and return), supply registers, return grills, coil, blower motor and fanblades cleaned and sanitized. Meets EPA and NADCA standards	14

Allergy Control	Building cleaning in preparation for clearance testing: (after all construction has been done) dust extraction; HEPA vacuuming, HEPA air scrubbing (4@2000 CFM air scrubbers) air pressure wash, surfaced wiped.	2

Clearance	Clearance testing: (one sample per A/C zone)	20